UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   July 19, 2013

BOISE CASCADE COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300

Boise, Idaho 83702-5389

(Address of principal executive offices) (Zip Code)

(208) 384-6161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 22, 2013, Boise Cascade Company (the “Company”) entered into a Share Repurchase Agreement with Boise Cascade Holdings, L.L.C. (“BC Holdings”). The Share Repurchase Agreement provides that the Company will repurchase from BC Holdings approximately $100.0 million in value of its common stock (the “Repurchase”) concurrently with the closing of the previously announced secondary offering by BC Holdings; provided that the Repurchase occurs within 15 business days from the date hereof.  The purchase price for the repurchased shares will equal the net price to be paid by the underwriters in connection with the secondary offering.  The Company expects to fund the Repurchase with cash on hand.  Closing of the Repurchase is contingent on the closing of the secondary offering.

On July 19, 2013, the Company and certain of its subsidiaries, as borrowers, entered into the fourth amendment to its revolving credit facility (the “Amendment”), with Wells Fargo Capital Finance, LLC, as administrative agent for the lenders, and the lenders party thereto.  The Amendment permits the consummation of the Repurchase in an amount not to exceed $100.0 million at any time prior to August 20, 2013.

The foregoing summaries of the Amendment and the Repurchase Agreement are qualified in their entirety by reference to the Repurchase Agreement and the Amendment, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

The shares of the Company’s common stock to be sold in the secondary offering have not yet been registered under the Securities Act of 1933 (as amended, the “Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.  Neither this filing nor the description of the secondary offering or the Repurchase contained herein constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares of the Company’s common stock, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 8.01 Other Events.

On July 22, 2013, the Company issued financial results for the three and six months ended June 30, 2013.  Those results included quarterly financial results for its Wood Products and Building Materials Distribution segments for the three months ended June 30, 2013, as set forth below.

Wood Products Segment

Three Months Ended
June 30, 2013
Sales volumes (in thousands)
LVL sales volume (cubic feet)	2,681
I-joist sales volume (equivalent lineal feet)	43,954
Plywood sales volume (square feet) (3/8” basis)	354,904
Lumber sales volume (board feet)	51,722
Average net selling prices (dollars per unit)
LVL mill net sales price (cubic foot)	$15.67
I-joist mill net sales price (1,000 equivalent lineal feet)	$989
Plywood net sales price (1,000 square feet) (3/8” basis)	$328
Lumber net sales price (1,000 board feet)	$515
Dollars in thousands
Segment sales	$280,417
Segment income	$23,045
Segment depreciation and amortization	$6,517
Segment EBITDA(1)	$29,562
EBITDA as a percentage of sales	10.5%
Capital spending	$5,703
Receivables	$58,363
Inventories	$123,467
Accounts payable	$47,413

(1)                                 Segment EBITDA is calculated as segment income (loss) before depreciation and amortization, excluding Corporate and Other segment expenses.

Building Materials Distribution Segment

Three Months Ended
June 30, 2013
(dollars in thousands)
Commodity sales	51.2%
General line sales	34.4%
EWP sales	14.4%
Total sales	$681,486
Gross margin(1)	9.1%
Segment income	$3,276
Segment depreciation and amortization	$2,217
Segment EBITDA(2)	$5,493
EBITDA as a percentage of sales	0.8%
Capital spending	$3,023
Receivables	$172,505
Inventories	$244,883
Accounts payable	$156,483

(1)                                 The Company defines gross margin as “Sales” less “Materials, labor, and other operating expenses (excluding depreciation).” Materials, labor, and other operating expenses for our Building Materials Distribution segment primarily include costs of inventory purchased for resale. Gross margin percentage is gross margin as a percentage of segment sales.

(2)                                 Segment EBITDA is calculated as segment income (loss) before depreciation and amortization, excluding Corporate and Other segment expenses.

Item 9.01.  Financial Statements and Exhibits.

The following exhibits are filed herewith.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1

Fourth Amendment to Credit Agreement, dated July 19, 2013, by and among Boise Cascade Company, Boise Cascade Building Materials Distribution, L.L.C., Boise Cascade Wood Products, L.L.C., Wells Fargo Capital Finance, L.L.C. and the other lenders party thereto.

10.2	Repurchase Agreement, dated July 22, 2013, by and between Boise Cascade Company and Boise Cascade Holdings, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg
Date: July 22, 2013		Senior Vice President, Human Resources and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Fourth Amendment to Credit Agreement, dated July 19, 2013, by and among Boise Cascade Company, Boise Cascade Building Materials Distribution, L.L.C., Boise Cascade Wood Products, L.L.C., Wells Fargo Capital Finance, L.L.C. and the other lenders party thereto.

10.2	Repurchase Agreement dated July 22, 2013, by and between Boise Cascade Company and Boise Cascade Holdings, L.L.C.